EXHIBIT 99

News Release

For further information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

Dave & Buster’s, Inc. Reports 5.6 Percent Increase in
Same Store Sales for the Fiscal 2006 Second Quarter

DALLAS—September 8, 2006—Dave & Buster’s, Inc., a leading operator of upscale restaurant/entertainment complexes, today announced results for its second quarter ended July 30, 2006.

Total revenue for the second quarter increased 11.1 percent, or $12.3 million, to $123.2 million from $110.8 million in the prior year’s comparable quarter. Food and beverage revenue increased 11.6 percent, and amusement and other revenue increased 10.6 percent. In addition, the Company reported a 5.6 percent increase in same store sales for the second quarter, and a 5.2 percent increase in same store sales for its previously acquired Jillian’s stores. EBITDA remained flat on a year over year basis at $12.0 million for the second fiscal quarter. Results for the quarter were impacted by $2.4 million in pre-opening and merger related costs compared to $1.4 million of pre-opening and non-recurring Jillian’s costs in the second quarter of 2005.

Total revenues for the 26-week period increased 10.3 percent to $250.0 million from $226.6 million for the comparable period last year. Food and beverage revenue increased 12.0 percent, and amusement and other revenue increased 8.4 percent. Year to date, same store sales for the Dave and Buster’s concept increased by 5.4 percent, while same store sales for the previously acquired Jillian’s stores increased by 2.7 percent. Year to date EBITDA decreased 13.3 percent to $26.6 million from $30.7 million last year. Year to date results were impacted by $5.9 million in pre-opening and merger related costs versus $2.8 million in pre-opening and non-recurring Jillian’s costs in the prior year.

“We are extremely encouraged by our team’s ability to deliver such outstanding sales increases in spite of an uncertain economic environment,” stated Steve King, the Company’s Chief Financial Officer.  “While we made progress in our EBITDA growth during the quarter, excluding pre-opening and merger costs, we remain focused on improving margins and maintaining our sales momentum.”

Non-GAAP Financial Measures

A reconciliation of EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss second quarter results on Tuesday, September 12, 2006, at 2:30 PM Central time.  To participate in the conference call, please dial 877-598-7022 a few minutes prior to the start time and reference code # 6093572. An archived replay of the teleconference will be available approximately two hours following the call and will be posted on the Company’s Web site. To access the replay call 800-642-1687 and reference the same confirmation code as listed above.

Celebrating over 23 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale restaurant/entertainment concepts with 47 locations throughout the United States and in Canada. More information on the Company is available on the Company’s Web site, www.daveandbusters.com.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995 Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

News Release

For more information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	July 30, 2006	January 29, 2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$653	$7,582
Other current assets	26,237	19,648
Total current assets	26,890	27,230
Property and equipment, net	342,282	374,616
Intangible and other assets	153,414	21,216
Total assets	$522,586	$423,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$49,486	$64,436
Other long-term liabilities	91,525	82,856
Long-term debt (including payable to dissenters)	279,311	70,550
Stockholders’ equity	102,264	205,220
Total liabilities and stockholders’ equity	$522,586	$423,062

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	July 30, 2006		July 31, 2005
	(Combined)		(pre Merger)
Food and beverage revenues	$67,374	54.7%	$60,378	54.5%
Amusement and other revenues	55,777	45.3%	50,451	45.5%
Total revenues	123,151	100.0%	110,829	100.0%
Cost of products	25,427	20.6%	22,650	20.4%
Store operating expenses	75,968	61.7%	68,170	61.5%
General and administrative expenses	8,959	7.3%	7,204	6.5%
Depreciation and amortization	11,455	9.3%	12,317	11.1%
Startup costs	821	0.7%	804	0.7%
Total operating expenses	122,630	99.6%	111,145	100.2%

Operating income (loss)	521	0.4%	(316)	(0.2)%
Interest expense, net	6,525	5.3%	1,661	1.5%
Income (loss) before provision for income taxes	(6,004)	(4.9)%	(1,977)	(1.8)%
Provision (benefit) for income taxes	(2,129)	(1.7)%	(721)	(0.7)%
Net income (loss)	$(3,875)	(3.1)%	$ (-1,256)	(1.1)%

Other information:
Company operated stores open
	47		44

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants.

Total net income (loss)	$(3,875)	$(1,256)
Add back: depreciation and amortization	11,455	12,317
interest expense, net	6,525	1,661
provision for income taxes	(2,129)	(721)
	$11,976	$12,001

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands,)
(unaudited)

	26 Weeks Ended		26 Weeks Ended
	July 30, 2006		July 31, 2005
	(Combined)		(pre Merger)
Food and beverage revenues	$136,438	54.2%	$121,769	53.7%
Amusement and other revenues	113,556	45.8%	104,795	46.3%
Total revenues	249,994	100.0%	226,564	100.0%
Cost of products	51,135	19.0%	45,155	19.9%
Store operating expenses	151,439	60.5%	134,932	59.6%
General and administrative expenses	17,711	7.1%	14,893	6.6%
Depreciation and amortization	22,524	9.0%	22,058	9.7%
Startup costs	3,107	1.2%	885	0.4%
Total operating expenses	245,916	98.3%	217,923	96.2%
Operating income (loss)	4,078	1.7%	8,641	3.8%
Interest expense, net	12,418	5.0%	3,434	1.5%
Income(loss)before provision for income taxes	(8,340)	(3.3)%	5,207	2.3%
Provision (benefit) for income taxes	(2,923)	(1.1)%	1,901	0.8%
Net income (loss)	$(5,417)	(2.2)%	$3,306	1.5%

Other information:
Company operated stores open	47		44

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants.

Total net income (loss)	$(5,417)	$3,306
Add back: depreciation and amortization	22,524	22,058
interest expense, net	12,418	3,434
provision for income taxes	(2,923)	1,901
	$26,602	$30,699

DAVE & BUSTER’S, INC.

Consolidates Statements of Cash Flow
(dollars in thousands)
(unaudited)
	26 Weeks Ended	26 Weeks Ended
	July 30, 2006	July 31, 2005
	(Combined)	(pre-Merger)
Cash flows from operating activities:
Net income (loss)	$(5,417)	$3,306
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	22,524	22,058
Changes in operating assets and liabilities	4,448	(1,378)
Other, net	(2,264)	962
Net cash provided by operating activities	19,291	24,948
Capital expenditures	(25,342)	(22,556)
Purchase of Predecessor common stock and other	(274,542)	111
Net cash used in investing activities	(299,884)	(22,445)
Net cash provided by (used in) financing activities	273,664	(3,341)
Increase (decrease) in cash and cash equivalents	(6,929)	(838)
Beginning cash and cash equivalents	7,582	7,624
Ending cash and cash equivalents	$653	$6,786